Exhibit 99.3

<First Name><Last Name>

Below is a Stock Option Election form that includes your Trane nonqualified outstanding stock options (“NQ Options”). If you are not able to make your elections on the Stock Option Election Modeler (https://traneoptionelection.com), please indicate your elections below. (Please refer to the communication materials for details on this election process.) Please fax the completed, signed election form to Susan Reuter-Levine at 732-980-3425. Your “final” form must be received on or before 5:00 p.m. Eastern Time on xxxx, 2008.

Plan Name	Grant Date	Total Outstanding Options*	I elect to “Cash Out” my outstanding options	I elect to “Convert” my outstanding options to IR

For Belgium participants who elected to

rollover and who previously signed an

‘undertaking’ at the time of grant, indicate

below your continued confirmation of your

undertaking under its original terms.

Elect All “Cash out” or “Converted”

Stock Incentive Plan

Stock Incentive Plan

Omnibus Incentive

Omnibus Incentive

Omnibus Incentive

Omnibus Incentive

Totals^

†May not reflect any options that were exercised on or after             .

Notes:

•	Any “Cash-out” election is generally taxable in the year received and the options will terminate.
•	Any “Convert” election is generally not taxable until exercised. The options will continue to be held under the same terms and conditions as the existing Trane NQ Options. (please see enclosed tax summary for general tax rules in your country of residence).
•	All grants must have an election. If not, we will default your election based on the Plan rules (see communications material provided with this election form for default rules).

Signature	Date